Exhibit 99.1

Unum Therapeutics Reports Second Quarter 2018 Financial Results and Provides Business Update

– IND for First Solid Tumor Program, ACTR T cells in Combination with Trastuzumab in Patients with HER2+ Advanced Cancers Now Active; Expect to Initiate Phase I Trial by End of 2018 –

CAMBRIDGE, MA, August 13, 2018 – Unum Therapeutics Inc. (NASDAQ: UMRX), a clinical-stage biopharmaceutical company focused on the development of cellular immunotherapies based on its novel, universal Antibody-Coupled T cell Receptor (ACTR) technology platform, today reported financial results and provided a corporate update for the second quarter ended June 30, 2018 and recent activities.

“In our first full quarter as a public company, we made significant progress in developing our proprietary, universal ACTR technology platform and advancing our pipeline of cellular immunotherapies through clinical development,” said Chuck Wilson, CEO of Unum. “We continue to evaluate ACTR T cell potential in combination with different tumor-targeting antibodies in three ongoing multicenter Phase I trials. We expect to report preliminary data from these trials late this year. In addition, we are particularly pleased to announce that our investigational new drug (IND) application for ACTR T cells in combination with trastuzumab for the treatment of patients with HER2+ advanced cancers is now active and we are preparing to initiate a multi-center Phase I trial, ATTCK-34-01, by the end of 2018. This represents our first solid tumor product candidate based on our universal ACTR technology.”

Recent Highlights

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Cohort Expansion Phase of ATTCK-20-2 Phase I trial is Underway: During the quarter, Unum initiated the cohort expansion phase of the ATTCK-20-2 trial evaluating safety and anti-lymphoma activity of ACTR087 at the preliminary recommended phase 2 dose level used in combination with rituximab in patients with CD20+ relapsed or refractory (r/r) NHL. Unum expects to have updated data, including preliminary data from the cohort expansion part of the ATTCK-20-2 trial, by the end of 2018 and to report these at that time or in early 2019.

In addition, Unum has now filed a protocol amendment to the ATTCK-20-2 trial to explore ACTR087 in combination with an alternative rituximab dosing regimen from what has been studied to date. Preclinical studies have shown that the level of ACTR T cell activity depends upon the amount of the co-administered antibody. As such, ACTR087 safety and anti-tumor activity in combination with rituximab in CD20+ r/r NHL may be even further optimized by an alternative rituximab regimen. Testing of the alternative regimen will be incorporated into the expansion cohort of the study, which is already underway.

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Continued Patient Enrollment and Dosing in ATTCK-20-03 Phase I trial: Unum continued to enroll and dose patients in ATTCK-20-03, a Phase I, multi-center, open-label clinical trial evaluating the safety, tolerability, and anti-lymphoma activity of ACTR707 used in combination with rituximab in patients with CD20+ r/r NHL. The Company expects to report preliminary data from the trial in the fourth quarter of 2018.

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Continued Patient Enrollment and Dosing in ATTCK-17-01 Phase I trial: Unum continued to enroll and dose patients in ATTCK-17-01, a Phase I, multi-center, open-label clinical trial designed to test the safety, tolerability, and anti-myeloma activity of ACTR087 used in combination with SEA-BCMA in patients with r/r multiple myeloma. This is the first clinical trial under our collaboration with Seattle Genetics. Unum expects to report preliminary data from this study in the fourth quarter of 2018.

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Active IND for First Solid Tumor ACTR Product Candidate: Unum announced that the IND for ACTR T cells used in combination with trastuzumab for the treatment of patients with HER2+ advanced cancers is now active and the Company expects to initiate clinical development for this product candidate by end of 2018.

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Presented Pre-Clinical Data on ACTR Platform at American Society of Hematology Summit (ASH) On Emerging Immunotherapies for Hematological Diseases: In July, Unum presented pre-clinical data on its proprietary ACTR T cells used in combination with daratumumab, a CD38-specific antibody. The Company is particularly interested in the potential benefit that CD38-targeted ACTR T cells can provide for patients with hematological malignancies, including acute myeloid leukemia and multiple myeloma. These data support Unum’s development of ACTR T cells in patients with these diseases, and against a highly-validated tumor target for which other T cell therapies have seen significant challenges.

Second Quarter 2018 Financial Results

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Collaboration Revenue: Collaboration revenue recognized during the second quarter ended June 30, 2018 and 2017, of $1.7 million and $2.1 million, respectively, reflects the recognition of a portion of the $25.0 million upfront payment received from Seattle Genetics under Unum’s collaboration agreement as well as reimbursements of research and development costs by Seattle Genetics. Effective January 1, 2018, Unum adopted the new revenue recognition standard, ASC 606, which changed the manner in which the Company recognizes revenue from this collaboration agreement compared to the prior year period.

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R&D Expenses: Research and development expenses were $9.1 million for the second quarter ended June 30, 2018, compared to $7.1 million for the same period last year. The increase reflects higher clinical trial costs for the active Phase I clinical trials, as well as increased personnel-related costs, materials and facility-related costs related to scaling manufacturing processes, and increased consultant costs. This was partially offset primarily by a decrease in consulting and manufacturing costs incurred for the Phase I clinical trial of ACTR087 in combination with rituximab as there was no production activity in the second quarter of 2018.

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G&A Expenses: General and administrative expenses for the second quarter ended June 30, 2018, were $2.0 million, compared to $1.0 million for the same period last year. The increase is primarily due to expenses around operating as a public company and higher personnel related costs.

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Net Loss: Net loss attributable to common stockholders was $9.0 million, or $0.31 per share, for the second quarter ended June 30, 2018, and $5.9 million, or $0.58 per share, for the same period last year.

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Cash, Cash Equivalents and Marketable Securities: As of June 30, 2018, Unum had cash, cash equivalents, and marketable securities of $94.4 million, which includes approximately $63.9 million in net proceeds from the IPO and $5.0 million from the concurrent private placement. The Company believes that its existing cash, cash equivalents, and marketable securities, will fund operating expenses and capital expenditure requirements through at least December 2019, without considering $15.0 million in available borrowings under its loan and security agreement.

About Unum Therapeutics

Unum Therapeutics is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel immunotherapy products designed to harness the power of a patient’s immune system to cure cancer. Unum’s novel proprietary technology, antibody-coupled T cell receptor (ACTR), is a universal, engineered cell therapy intended to be used in combination with a wide range of tumor-specific antibodies to target different tumor types. ACTR087 used in combination with rituximab, an anti-CD20 antibody, is Unum’s most advanced product candidate, currently in Phase I clinical testing in adult patients with relapsed or refractory non-Hodgkin lymphoma (r/r NHL). The Company has two additional product candidates in Phase I clinical testing: ACTR087 used in combination with the novel antibody SEA-BCMA in adult patients with relapsed or refractory multiple myeloma and ACTR707, a modified ACTR construct, used in combination with rituximab in adult patients with r/r NHL. Finally, the Company has an active investigational new drug application (IND) for ACTR707 used in combination with trastuzumab, an anti- human epidermal growth factor receptor 2 (HER2) antibody, to treat patients with HER2+ cancers and expects to initiate the Phase 1 trial by the end of 2018.

The Company is headquartered in Cambridge, MA.

Forward looking Statements

This press release contains forward-looking statements. Statements in this press release about our future expectations, plans and prospects, including projections regarding future revenues and financial performance, our long-term growth, the anticipated timing of our clinical trials and regulatory filings, the development of our product candidates, including the four lead ACTR product candidates, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to the accuracy of our estimates regarding expenses, future revenues, capital requirements, and the need for additional financing, the success, cost and timing of our product development activities and clinical trials, our ability to obtain and maintain regulatory approval for our product candidates, and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Investor Contact:

Stern Investor Relations, Inc.

Mary T. Conway, 212-362-1200

mary@sternir.com

Media Contact:

Paul Kidwell, 617-680-1088

paul.kidwell@unumrx.com

UNUM THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Collaboration revenue	$1,666	$2,079	$3,886	$3,906

Operating expenses:
Research and development	9,126	7,141	17,268	14,093
General and administrative	1,979	971	3,043	1,915

Total operating expenses	11,105	8,112	20,311	16,008

Loss from operations	(9,439)	(6,033)	(16,425)	(12,102)

Other income (expense):
Interest income	259	97	340	187
Other income, net	157	73	327	113

Total other income, net	416	170	667	300

Net loss	(9,023)	(5,863)	(15,758)	(11,802)

Accretion of redeemable convertible preferred stock to redemption value	—	(17)	(16)	(33)

Net loss attributable to common stockholders	$(9,023)	$(5,880)	$(15,774)	$(11,835)

Net loss per share attributable to common stockholders, basic and diluted	$(0.31)	$(0.58)	$(0.80)	$(1.16)

Weighted average common shares outstanding, basic and diluted	29,155,790	10,190,228	19,732,542	10,190,228

UNUM THERAPEUTICS INC.

CONSOLIDATED BALANCE SHEET DATA

(unaudited)

(in thousands)

	June 30, 2018	December 31, 2017
Cash, cash equivalents and marketable securities	$94,447	$40,961
Working capital	72,297	31,189
Total assets	102,723	49,115
Redeemable convertible preferred stock	—	77,151
Total stockholders’ equity (deficit)	76,675	(48,846)